Exhibit 99


                                         THE
                                     LION BREWERY
                                         INC.

         700 NORTH PENNSYLVANIA AVENUE . P.O. BOX GS . WILKES-BARRE, PA 18703

          FOR IMMEDIATE RELEASE

                     THE LION BREWERY, INC. ANNOUNCES DEFINITIVE
                                      AGREEMENT



          WILKES BARRE, Pennsylvania, September 17, 1998 - THE LION BREWERY, INC. (Nasdaq: MALT) and Malt Acquiring, Inc. announced today the signing of a definitive agreement for the acquisition of The Lion Brewery by Malt Acquiring, a company owned by Lion Brewery's operating management, at an aggregate price of approximately $18.5 million, or $4.70 per share in cash net to shareholders.

          A special committee comprised of the independent members of Lion Brewery's board of directors considered the previously announced offer of Red Bell for $19 million which was subject to financing and due diligence, and determined that the transaction with management was supported by strong financing commitments from reputable institutions, was substantially equivalent in price to the offer submitted by Red Bell, would not result in the disruption of customer or employee relationships of the company and would avoid the required reimbursement of existing expenses incurred by management to date under the terms of the existing letter of intent. Financing has been committed in part by American Capital Strategies, a buyout and specialty finance company with capital resources exceeding $150 million, who will also participate in the ownership. The transaction is not subject to any conditions other than shareholder approval and other customary closing conditions.

          It is expected that the transaction would close immediately upon approval by shareholders at a meeting in early December, following the clearance of a proxy statement by the Securities and Exchange Commission.

          THE LION BREWERY, INC. is a brewer and bottler of malta, specialty beers and premium soft drinks.


          Contact:

               Patrick E. Belardi, VP, CFO